[Exhibit 23.1]

    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Amendment No. 3 to the Registration Statement on Form S-4 of IPI Fundraising, Inc. of our reports for
(i) IPI Fundraising, Inc. dated January 17, 2005; (ii) BF Acquisition Group III, Inc. and Subsidiary dated December 17, 2004; and (iii) Imprints Plus, Inc. dated December 17, 2004, except for Note 11 for which the date is December 22, 2004 and
Note 10 for which the date is April 8, 2005, appearing in the Prospectus, which is part of such Registration Statement, and to the reference of us under the heading "Experts" in such Prospectus.




/s/COGEN SKLAR LLP
Bala Cynwyd, Pennsylvania
September 6, 2005